PRICING SUPPLEMENT NO. 96-27 Dated December 16, 1996     Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357





                          BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Chase Securities Inc. purchased $35,000,000 principal amount of these Medium-Term Notes, Series H, maturing on November 15, 2001, at a principal price of $34,985,083.00 for resale to investors from time to time at prices based on market conditions at the time of resale.


       Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  November 15, 2001      Interest Reset Dates:
                                         Same as Interest Payment Dates
Interest Rate Basis:
  LIBOR                                Settlement Date (Issue Date):
                                         December 19, 1996
Specify Other Base Rate:  N/A
                                       Calculation Agent:
Index Maturity:  3-month (See            The Chase Manhattan Bank
  Special Provisions)
                                       Optional Repayment Date(s):
Spread:  plus 0.15%                      N/A

Spread Multiplier:  N/A                Additional Terms:
                                         For the purposes of the Notes
Maximum Interest Rate:  N/A              contemplated hereunder, interest
                                         payments will include interest
Minimum Interest Rate:  N/A              accrued to, but excluding, the
                                         Interest Payment Date.
Interest Payment Dates:
  The 15th of each February, May,      Special Provisions:
  August and November, commencing        The Index Maturity to be used in
  on February 15, 1997, through and      calculating the Initial Interest
  including the Maturity Date.           Rate shall be 2-month.

Initial Interest Rate:
  Determined as if the Settlement
  Date was an Interest Reset Date.